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                                                                     Exhibit 3.2

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       FOR
                            VIDKID DISTRIBUTION, INC.

         Pursuant to Section 607.1006 of the Florida Business Corporation Act, the undersigned President of VidKid Distribution, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Florida and bearing Document Number P97000064975, does hereby certify:

         FIRST: Pursuant to a Written Consent of the Board of Directors and a Majority of the Shareholders of said Corporation, the Corporation has duly approved and authorized an amendment to the Corporation's Articles of Incorporation as follows:

         Article IV of the Corporation's Articles of Incorporation shall be deleted in its entirety and substituted with the following:

                                   ARTICLE IV
                                  CAPITAL STOCK

         The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be eleven million (11,000,000) shares, which are to be divided into two classes as follows:

         Ten million (10,000,000) shares of common stock with a par value of $.005 per share and one million (1,000,000) shares of preferred stock with a par value of $.005 per share. Series of the preferred stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

ANDREW W. LOCKWOOD, ESQ., FLA BAR #0190675
Atlas Pearlman, P.A.
350 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, Florida 33301
Phone No.: (954) 763-1200

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         SECOND: In accordance with Sections 607.0821 and 607.0704 of the
Florida Business Corporation Act, the foregoing amendment was adopted pursuant to a Written Consent of the Board of Directors and Majority of the Shareholders of the Corporation, dated March 30, 2000. Therefore, the number of votes cast for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.

         IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of the 30th day of March, 2000.

                                                     /s/ Steven Adelstein
                                                     ---------------------------
                                                     Steven Adelstein, President

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